Exhibit 23.2

LETTER OF CONSENT
We, Stickel & Associates

Consultants in Applied Geology, Geophysics and Engineering, hereby give the consent to Mineral, Mining and Energy Corporation to use our Geologist and Mining Report dated May 14, 2006 on the mining properties known as Blackhawk, Alan, MMC and Daen Lode Claims Consisting of 750 acres.

/s/ STICKEL & ASSOCIATES